SUB-ITEM 77M: Mergers

Merger Effective April 24, 2017
Acquired Fund	Acquiring Fund (Survivor)
JNL/Morgan Stanley Mid Cap Growth Fund	JNL/T. Rowe Price Mid-Cap Growth Fund
Board Approval Received	Shareholder Approval Received
Yes	No, pursuant to Rule 17a-8 under the Investment Company Act of 1940, as amended
Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC
Accession No.: 0000933691-17-000049 (2/28/2017)